Filed Pursuant to Rule 424(b)(3)
Registration No. 333-127663

Prospectus Supplement No. 1
(To prospectus dated October 7, 2005)

1,875,000 Shares

INTELLI-CHECK, INC.

Common Stock

This prospectus supplement, dated September 20, 2007, supplements the prospectus, dated October 7, 2005, of Intelli-Check, Inc. relating to the resale by the selling shareholders of up to 1,875,000 shares of our common stock, which includes 625,000 shares issuable upon the exercise of warrants with an initial exercise price of $5.40. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

See "Risk Factors" beginning on page 4 of the prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

SELLING SECURITY HOLDERS

The information in the table appearing under the caption“Selling Security Holders” beginning on page 10 of the prospectus is amended by this prospectus supplement. On July 25, 2007, Lagunitas Partners L.P. transferred warrants to purchase 32,800 shares of Intelli-Check’s common stock to Crestview Capital Master, LLC, which shares were registered for resale pursuant to the prospectus. On July 25, 2007, Gruber & McBaine International transferred warrants to purchase 7,200 shares of Intelli-Check’s common stock to Crestview Capital Master, LLC, which shares were registered for resale pursuant to the prospectus. On July 25, 2007, Jon D. and Linda W. Gruber Trust transferred warrants to purchase 10,000 shares of Intelli-Check’s common stock to Crestview Capital Master, LLC, which shares were registered for resale pursuant to the prospectus. Therefore, the security holder table is amended by deleting the rows relating to Lagunitas Partners L.P., Gruber & McBaine International and Jon D. and Linda W. Gruber Trust from such table (including the footnotes associated with such rows) and adding the information indicated below to the end of such table.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering			Shares, Beneficially Owned After Offering
	Number	Percent	Number of Shares Being Offered	Number	Percent
Gruber & McBaine International (20)	18,000	*	18,000	0	0

Jon D. and Linda W. Gruber Trust (21)	25,000	*	25,000	0	0

Lagunitas Partners L.P. (22)	82,000	*	82,000	0	0

Crestview Capital Master, LLC (23)	50,000	*	50,000	0	0

(20) The managers of the selling security holder's investment advisor, which oversees investment and voting activity, are Jon D. Gruber and J. Patterson McBaine.
(21) The trustees of the selling security holder are Jon D. Gruber and Linda W. Gruber.
(22) The managers of the general partner of the selling security holder are Jon D. Gruber and J. Patterson McBaine.
(23) Consists of shares of our common stock issuable upon exercise of a warrant with an initial exercise price of $5.40. Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities.  The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

The date of this prospectus supplement is September 20, 2007.